As filed with the Securities and Exchange Commission on August 25, 2008
Registration No. 333-147849

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT No. 333-147849
UNDER
THE SECURITIES ACT OF 1933
SGX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	06-1523147
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
10505 Roselle Street
San Diego, California 92121
(858) 558-4850
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Alan D. Palkowitz
President
SGX Pharmaceuticals, Inc.
10505 Roselle Street
San Diego, California 92121
(858) 558-4850
(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     SGX Pharmaceuticals, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable by the Registrant pursuant to its Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 5, 2007 (Registration No. 333-147849) (the “Registration Statement”).
     On August 20, 2008, the Registrant’s stockholders approved, at a special meeting of stockholders, an Agreement and Plan of Merger, dated as of July 8, 2008 (the “Merger Agreement”), among the Registrant, Eli Lilly and Comany, an Indiana corporation (“Lilly”), and REM Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Lilly (“Merger Sub”). Pursuant to the Merger Agreement, on August 20, 2008 (the “Effective Time”) Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly-owned subsidiary of Lilly (the “Merger”).
     At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger (other than shares owned by Lilly, Merger Sub or their wholly-owned subsidiaries or shares with respect to which appraisal rights were properly exercised under Delaware law) was cancelled and converted into the right to receive $3.00 per share in cash, without interest and less any required withholding taxes.
     As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, State of Indiana, on this 25th day of August, 2008.

SGX PHARMACEUTICALS, INC.

By:	/s/ Alan D. Palkowitz

Name: Alan D. Palkowitz
Title: President
     Pursuant to the requirements of Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons on August 25, 2008 in the capacities indicated.

Signature	Title	Date

/s/ Alan D. Palkowitz Alan D. Palkowitz	President and Director	August 25, 2008

/s/ Thomas W. Grein Thomas W. Grein	Treasurer and Director	August 25, 2008